EXHIBIT 99.1





Richard J King                 January 29, 2002
Senior Vice President, Corporate Communications
AMC Entertainment Inc.
(816) 221-4000


AMC Entertainment to Acquire Gulf States Theatres

KANSAS CITY, Mo.-AMC Entertainment Inc., one of the world's leading theatrical exhibition companies, announced today that it has executed a letter of intent to acquire the operations of Gulf States Theatres. In a related transaction, AMC will execute lease agreements with Entertainment Properties Trust (NYSE: EPR) for the Gulf States theatre real estate. AMC expects to complete both transactions by March 1.

Gulf States Theatres operates five stadium-style megaplex theatres with 68 screens in the New Orleans area, where it is the market share leader. All five of the Gulf States theatre complexes have been built since 1997.

"The acquisition of Gulf States Theatres exemplifies our strategy of acquiring high-quality assets in major markets," said AMC chairman and chief executive officer Peter Brown. "It will be an excellent fit and a great addition to our industry-leading circuit."

The Gulf States transaction is the second acquisition planned by AMC. In December 2001, AMC announced it had signed a letter of intent to acquire GC Companies, Inc., parent company of General Cinema Theatres, pursuant to a plan of reorganization filed in the GC Companies bankruptcy proceedings. The GC acquisition is subject to bankruptcy court approval and other conditions.

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 177 theatres with 2,836 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain, Sweden and the United Kingdom. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company, headquartered in Kansas City, Mo., has a web site at www.amctheatres.com.


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Any forward-looking statements contained in this release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including among others the Company's ability to enter into various financing programs, the performance of films licensed by the Company, competition, construction delays, the ability to open or close theatres and screens as currently planned, political, social and economic conditions, demographic changes, increases in demand for real estate, changes in real estate, zoning and tax laws and unforeseen changes in operating requirements.